STRYKER REACHES SETTLEMENT WITH THE U.S. ATTORNEY’S OFFICE

Kalamazoo, Michigan – January 18, 2012 - Stryker Corporation (NYSE:SYK) announced today that Stryker Biotech has reached a settlement with the U.S. Attorney’s Office for the District of Massachusetts. As part of the settlement, Stryker has agreed to plead to one misdemeanor charge and pay a non-tax deductible fine of $15 million. As a result of this resolution, the Department of Justice has agreed to dismiss all thirteen felony charges against Stryker Biotech contained in a 2009 federal grand jury indictment. Stryker had previously disclosed in March 2009 that its Biotech division was the target of a federal grand jury investigation being conducted by the U.S. Attorney's Office for the District of Massachusetts. With today’s announcement, Stryker believes it has realized its goal of obtaining an appropriate resolution of this matter.
From a financial standpoint, the settlement represents a Type I subsequent event as defined in the Subsequent Events topic of the FASB Codification and accordingly, the incremental charge to earnings of approximately $0.03 per diluted share will be recorded in the Company’s fourth quarter 2011 results. As a result of the settlement which was not factored into previously announced guidance, Stryker now expects to report 2011 adjusted diluted net earnings per share(1) at the low end of its current range of $3.72 to $3.74, an increase of 12% over adjusted diluted net earnings per share(1) of $3.33 in the prior year and at the high end of the adjusted diluted net earnings per share(1) range stated at the start of 2011 of $3.65 to $3.73.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.
Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

SUPPLEMENTAL INFORMATION –
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted diluted net earnings per share. The Company believes that this non-GAAP measure provides meaningful information to assist readers in understanding its financial results and assessing its prospects for future performance. Management believes adjusted diluted net earnings per share is an important indicator of the Company’s operations because it excludes items that may not be indicative of or are unrelated to core operating results, and provides a baseline for analyzing trends in its underlying businesses. To measure earnings performance on a consistent and comparable basis, the Company excludes certain items which affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar names. This adjusted financial measure should not be considered in isolation or as a substitute for reported diluted net earnings per share, the most directly comparable GAAP financial measure. This non-GAAP financial measure is an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the business. The Company strongly encourages readers to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure adjusted diluted net earnings per share, with the most directly comparable GAAP financial measure, reported diluted net earnings per share:

RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		2011
	Notes	Range		2010
DILUTED NET EARNINGS PER SHARE		$3.45	$3.47	3.19
Acquisition and integration-related charges, net of tax	(a)			—
Inventory "step up" to fair value		0.25	0.25	—
Acquisition and integration related charges		0.12	0.12	—
Restructuring and related charges	(b)	0.16	0.16	—
Uncertain income tax position adjustments	(c)	(0.26)	(0.26)	—
Gain on sale of property, plant and equipment	(d)	—	—	(0.03)
Income taxes on repatriation of foreign earnings	(e)	—	—	(0.02)
Impairment of property, plant and equipment	(f)	—	—	0.19
ADJUSTED DILUTED NET EARNINGS PER SHARE		$3.72	$3.74	$3.33

(a) In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical,Inc., and has incurred certain acquisition and integration related charges.
(b) In 2011 the Company announced focused workforce reductions and other restructuring activities expected to be completed by December 31 ,2012, and has incurred and will continue to incur certain restructuring and related charges.
(c) In 2011 the Company reached a settlement with the United States Internal Revenue Service regarding a proposed adjustment and recorded charges for other uncertain income tax positions.
(d) In 2010 the Company sold its Orthopaedic Implants manufacturing facility based in Caen, France.
(e) In 2010 the Company recorded income tax expense adjustments associated with the repatriation of foreign earnings in 2009.
(f) In 2010 the Company announced a definitive agreement to sell its OP-1 product family and its manufacturing facility based in Lebanon, NH. As a result of the announcement, the Company incurred a one-time non-cash charge to reduce the carrying amount of the associated assets to their fair value.